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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                      ------------------------------------




                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
      TO RULE 13D - 1(B), (C) AND (D) AND AMENDMENTS THERETO FILED PURSUANT
                               TO RULE 13D - 2(B)


                             WIT CAPITAL GROUP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)




                     COMMON STOCK, $0.01 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    97737K309
--------------------------------------------------------------------------------
                                 (CUSIP Number)




                                DECEMBER 7, 1999
--------------------------------------------------------------------------------
             (Date of event which requires filing of this Statement)







Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           |_| Rule 13d-1(b)

           |X| Rule 13d-1(c)

           |_| Rule 13d-1(d)

34950.0001

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                 CAPITAL Z FINANCIAL SERVICES FUND II, L.P.
                          I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------   -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*                                   (a) / /
                                                                                                               (b) /X/
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               CITIZENSHIP OR PLACE OF ORGANIZATION:                                               Bermuda
----------------------    -------------------------------------------------------------------------------------------------------

      NUMBER OF                  5                SOLE VOTING POWER:                                                0
       SHARES             -------------------     -------------------------------------------------------------------------------

     BENEFICIALLY                6                SHARED VOTING POWER:                                     11,666,666
      OWNED BY            -------------------     -------------------------------------------------------------------------------

        EACH                     7                SOLE DISPOSITIVE POWER:                                           0
      REPORTING           -------------------     -------------------------------------------------------------------------------

     PERSON WITH                 8               SHARED DISPOSITIVE POWER:                                 11,666,666
----------------------    -------------------------------------------------------------------------------------------------------
         9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                           11,666,666
----------------------    -------------------------------------------------------------------------------------------------------
         10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:*
                                                                                                                  / /
----------------------    -------------------------------------------------------------------------------------------------------
         11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                    15.9%
----------------------    -------------------------------------------------------------------------------------------------------
         12               TYPE OF REPORTING PERSON:                                                                PN
----------------------    -------------------------------------------------------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                              CAPITAL Z FINANCIAL SERVICES PRIVATE FUND II, L.P.
                          I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------   -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*                                   (a) / /
                                                                                                               (b) /X/
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               CITIZENSHIP OR PLACE OF ORGANIZATION:                                               Bermuda
----------------------    -------------------------------------------------------------------------------------------------------

      NUMBER OF                  5                SOLE VOTING POWER:                                                0
       SHARES             -------------------     -------------------------------------------------------------------------------

     BENEFICIALLY                6                SHARED VOTING POWER:                                     11,666,666
      OWNED BY            -------------------     -------------------------------------------------------------------------------

        EACH                     7                SOLE DISPOSITIVE POWER:                                           0
      REPORTING           -------------------     -------------------------------------------------------------------------------

     PERSON WITH                 8               SHARED DISPOSITIVE POWER:                                 11,666,666
----------------------    -------------------------------------------------------------------------------------------------------
         9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                           11,666,666
----------------------    -------------------------------------------------------------------------------------------------------
         10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:*
                                                                                                                  / /
----------------------    -------------------------------------------------------------------------------------------------------
         11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                    15.9%
----------------------    -------------------------------------------------------------------------------------------------------
         12               TYPE OF REPORTING PERSON:                                                                PN
----------------------    -------------------------------------------------------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                 CAPITAL Z PARTNERS, L.P.*
                          I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------   -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*                                   (a) / /
                                                                                                               (b) /X/
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               CITIZENSHIP OR PLACE OF ORGANIZATION:                                               Bermuda
----------------------    -------------------------------------------------------------------------------------------------------

      NUMBER OF                  5                SOLE VOTING POWER:                                                0
       SHARES             -------------------     -------------------------------------------------------------------------------

     BENEFICIALLY                6                SHARED VOTING POWER:                                     11,666,666*
      OWNED BY            -------------------     -------------------------------------------------------------------------------

        EACH                     7                SOLE DISPOSITIVE POWER:                                           0
      REPORTING           -------------------     -------------------------------------------------------------------------------

     PERSON WITH                 8               SHARED DISPOSITIVE POWER:                                 11,666,666*
----------------------    -------------------------------------------------------------------------------------------------------
         9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                           11,666,666*
----------------------    -------------------------------------------------------------------------------------------------------
         10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:*
                                                                                                                  / /
----------------------    -------------------------------------------------------------------------------------------------------
         11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                    15.9%
----------------------    -------------------------------------------------------------------------------------------------------
         12               TYPE OF REPORTING PERSON:                                                                PN
----------------------    -------------------------------------------------------------------------------------------------------

*SOLELY IN ITS CAPACITY AS GENERAL PARTNER OF CAPITAL Z FINANCIAL SERVICES FUND II, L.P. AND CAPITAL Z FINANCIAL SERVICES PRIVATE FUND II, L.P.

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                 CAPITAL Z PARTNERS, LTD.*
                          I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------   -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*                                   (a) / /
                                                                                                               (b) /X/
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               CITIZENSHIP OR PLACE OF ORGANIZATION:                                               Bermuda
----------------------    -------------------------------------------------------------------------------------------------------

      NUMBER OF                  5                SOLE VOTING POWER:                                                0
       SHARES             -------------------     -------------------------------------------------------------------------------

     BENEFICIALLY                6                SHARED VOTING POWER:                                     11,666,666*
      OWNED BY            -------------------     -------------------------------------------------------------------------------

        EACH                     7                SOLE DISPOSITIVE POWER:                                           0
      REPORTING           -------------------     -------------------------------------------------------------------------------

     PERSON WITH                 8               SHARED DISPOSITIVE POWER:                                 11,666,666*
----------------------    -------------------------------------------------------------------------------------------------------
         9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                           11,666,666*
----------------------    -------------------------------------------------------------------------------------------------------
         10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:*
                                                                                                                  / /
----------------------    -------------------------------------------------------------------------------------------------------
         11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                    15.9%
----------------------    -------------------------------------------------------------------------------------------------------
         12               TYPE OF REPORTING PERSON:                                                                PN
----------------------    -------------------------------------------------------------------------------------------------------

*SOLELY IN ITS CAPACITY AS GENERAL PARTNER OF CAPITAL Z PARTNERS, L.P.

ITEM 1. NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

           Wit Capital Group, Inc. (the "Company")
           826 Broadway
           New York, NY 10003

ITEM 2. INFORMATION OF PERSON(S) FILING

        (a)     Name of Person(s) Filing (the "Filing Parties"):

                Capital Z Financial Services Fund II, L.P., a Bermuda limited partnership ("Capital Z Fund II");
                Capital Z Financial Services Private Fund, II, L.P., a Bermuda limited partnership ("Capital Z Private Fund II");
                Capital Z Partners, L.P., a Bermuda limited partnership; and Capital Z Partners, Ltd., a Bermuda corporation ("Capital Z Ltd.").

                Each of the Filing Parties may be deemed to beneficially own in the aggregate 11,666,666 shares of the common stock of the Company by virtue of Capital Z Fund II's ownership of 11,616,549 shares and Capital Z Private Fund II's ownership of 50,117 shares. With respect to the shares of common stock held by Capital Z Fund II and Capital Z Private Fund II, (i) none of the Filing Parties has the sole power to vote or to direct the vote, or to dispose or to direct the disposition, of such shares, and (ii) each of the Filing Parties has the shared power to vote or to direct the vote, and to dispose or to direct the disposition, of such shares. Each of the Filing Parties disclaims beneficial ownership of all securities covered by this Schedule 13G not owned of record by it.

                Steven M. Gluckstern, who is the Chairman of the Board of Capital Z Ltd., and Robert A. Spass, who is the Deputy Chairman of the Board of Capital Z Ltd., may be deemed to be beneficial owners of the common stock held by Capital Z Fund II and Capital Z Private Fund II. Messrs. Gluckstern and Spass disclaim any such beneficial ownership.

        (b)     Address of Principal Business Office:

                The principal business address of the Filing Parties is 54 Thompson Street, New York, New York 10012.

        (c)     Citizenship:

                Each of the Filing Parties is organized under the jurisdiction indicated in paragraph (a) of this Item 2.

        (d)     Title of Class of Securities:

                Common Stock, $.01 par value per share

        (e)     CUSIP Number:

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

        (a) [ ] Broker or dealer registered under Section 15 of the Exchange
                Act

        (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act

        (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act

        (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940

        (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)

        (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)

        (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

        (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act

        (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act

        (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

        If this statement is filed pursuant to Rule 13d-1(c), check this box.
        |X|

ITEM 4. OWNERSHIP

                Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a)     Amount Beneficially Owned:

                11,666,666

        (b)     Percent of Class:

                15.9%

        (c)     Number of shares as to which such person has:

                (i)     sole power to vote or to direct the vote: 0
                (ii)    shared power to vote or to direct the vote: 11,666,666
                (iii)   sole power to dispose or to direct the disposition of: 0
                (iv)    shared power to dispose or to direct the disposition of:
                        11,666,666

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                N/A

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                N/A

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

                N/A

ITEM 10. CERTIFICATION.

                (a) N/A

                (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                             Date: February 1, 2000


                             CAPITAL Z FINANCIAL SERVICES
                             FUND II, L.P.

                             By: Capital Z Partners, L.P., its General Partner

                             By: Capital Z Partners, Ltd., its General Partner


                             By: /s/ David A. Spuria
                                -----------------------------------------------
                                David A. Spuria
                                General Counsel, Vice President of
                                Administration and Secretary

                                    SIGNATURE


                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                             Date: February 1, 2000


                             CAPITAL Z FINANCIAL SERVICES PRIVATE
                             FUND II, L.P.

                             By: Capital Z Partners, L.P., its General Partner

                             By: Capital Z Partners, Ltd., its General Partner


                             By: /s/ David A. Spuria
                                -----------------------------------------------
                                David A. Spuria
                                General Counsel, Vice President of
                                Administration and Secretary

                                    SIGNATURE


                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                           Date: February 1, 2000



                           CAPITAL Z PARTNERS, L.P.

                           By: Capital Z Partners, Ltd., its General Partner


                           By: /s/ David A. Spuria
                              -------------------------------------------------
                              David A. Spuria
                              General Counsel, Vice President of
                              Administration and Secretary

                                    SIGNATURE


                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                           Date: February 1, 2000



                           CAPITAL Z PARTNERS, LTD.


                           By: /s/ David A. Spuria
                              -------------------------------------------------
                              David A. Spuria
                              General Counsel, Vice President of
                              Administration and Secretary